FOR IMMEDIATE RELEASE	CONTACT:	James Francis 703.251.8526
JamesBFrancis@maximus.com
Date: May 6, 2021

Maximus Reports Fiscal Year 2021 Second Quarter Results
- Strong Demand for COVID-19 Response Work Improves Full-Year Outlook -

(RESTON, Va. - May 6, 2021) - Maximus (NYSE: MMS), a leading provider of government services worldwide, reported financial results for the three and six months ended March 31, 2021.

Highlights for the second quarter of fiscal 2021 include:

•Revenue increased 17.3% compared to the prior-year period driven by new COVID-19 response work such as vaccination distribution support services, unemployment insurance program support, disease investigation, contact tracing, and other key initiatives.

•Operating income margin was 11.8% and diluted earnings per share were $1.29.

•Results for the quarter were better than Company expectations due to higher level of COVID-19 response work in the U.S. segments, most notably U.S. Services, and employment services work in Australia.

•The Company is raising guidance for fiscal 2021 as a result of the improved COVID-19 response work forecast and following the recently announced acquisitions of the Federal division of Attain, LLC and Veterans Evaluation Services, Inc. (VES). Revenue is expected to range between $4.0 billion and $4.2 billion and diluted earnings per share to range between $4.20 and $4.40 per share including the expected impact of the two acquisitions.

•A quarterly cash dividend of $0.28 per share payable on May 28, 2021, to shareholders of record on May 14, 2021.

"Over the past year, Maximus has served at the forefront of government efforts to control the spread and address the challenges of the global pandemic as our team has rallied to keep our employees safe and help citizens secure needed support," shared Bruce Caswell, President and Chief Executive Officer. "Now, more than ever, governments desire flexibility to adapt quickly to the changing economic, health, and employment needs of individuals and families. We are proud that our customers rely on our proven agility and scalability in providing secure and effective solutions to meet these demands."

Second Quarter Results
For the second quarter of fiscal 2021, revenue increased 17.3% to $959.3 million as compared to $818.1 million reported for the prior-year period driven by COVID-19 response work including vaccination distribution support services, unemployment insurance program support, disease investigation, contact tracing, and other key initiatives.

Organic growth excluding the effects of currency for the second quarter of fiscal 2021 was 12.8%, or 29.0% excluding the expected wind-down of the Census contract. COVID-19 response work contributed approximately $242 million and $402 million for the three and six months ended March 31, 2021, respectively.

For the second quarter of fiscal 2021, operating income totaled $113 million, yielding an operating margin of 11.8%. This compares to an operating margin of 4.6% for the prior-year period.

Results for the quarter included Attain operations from the acquisition date of March 1, 2021, which contributed revenue of $19.9 million and operating income, including amortization of intangible assets, of $3.0 million.

U.S. Services Segment
U.S. Services Segment revenue for the second quarter of fiscal 2021 increased 45% to $448.2 million as compared to $308.7 million reported for the prior-year period. An estimated $175 million of COVID-19 response work contributed to the segment's revenue.

Operating margin for the second quarter of fiscal 2021 was 18.5% compared to 15.0% reported for the prior-year period. The operating margin reflects better than expected operating results from the COVID-19 response work, offsetting the significant revenue and profit headwinds experienced on some of this segment's core programs. In order to continue receiving enhanced U.S. federal matching funds for Medicaid, state customers paused Medicaid redeterminations to ensure beneficiaries have continued access to vital healthcare services during the global public health crisis. The pause continues to affect the segment making the timing of the return of some core programs to pre-pandemic levels uncertain. The Company cannot predict the relationship between the natural conclusion of the COVID-19 response work and core program improvement.

The Company expects this segment to deliver an operating income margin in the range of 17% to 18% for fiscal 2021.

U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the second quarter of fiscal 2021 decreased to $330.1 million as compared to $393.4 million reported for the prior-year period. As expected, the Census contract contributed $133.1 million less revenue in the period as compared to the prior-year period. Excluding the Census contract, organic growth for this segment was 13.0% and driven principally by an estimated $56.0 million of revenue from COVID-19 response work. Segment results included one month contribution of revenue totaling $19.9 million from Attain.

The operating margin for the second quarter of fiscal 2021 was 7.0% as compared to 7.7% reported for the prior-year period. COVID-19 response work continues to backfill some of the temporary shortfalls created by reduced volumes, revenue, and profit from accretive, performance-based contracts in this segment.

The Company recently announced two acquisitions for the U.S. Federal Services Segment. The acquisition of Attain is expected to contribute $120 million to $140 million of revenue and be accretive for the seven months of fiscal 2021 following the acquisition date. For the trailing twelve months ended March 31, 2021, the pro-forma adjusted EBITDA for Attain was approximately $32 million. Adjusted EBITDA is presented in the Management's Discussion and Analysis section of the Company's Forms 10-Q and 10-K.

The acquisition of VES was announced on April 21, 2021, and is expected to close in the Company's third quarter of fiscal 2021. VES is expected to contribute $160 million to $175 million for the four months of fiscal 2021, assuming the transaction closes in early June.

Following second quarter results and the Attain acquisition, the full year margin forecast improved to approximately 8% before consideration of VES. The fixed price nature of the VES contracts naturally carry operating income margins greater than the U.S. federal historical average over the past three years. The Company expects the U.S. Federal Services Segment to deliver an operating margin in the range of 9% to 10% after the acquisition of VES, assuming the transaction closes in early June.

Outside the U.S. Segment
Outside the U.S. Segment revenue for the second quarter of fiscal 2021 increased to $180.9 million as compared to $116.0 million reported for the prior-year period. Operating income for the second quarter of fiscal 2021 was $15.1 million which yielded an operating margin of 8.3%. This compares to an operating loss of $26.7 million reported for the prior-year period as a result of this segment experiencing the most pronounced impacts from the pandemic. Results for the second quarter of fiscal 2021 were better than Company expectations largely due to efficient operations in Australia where market conditions continued to create and sustain job opportunities.

The Company is seeing stronger demand than previously forecasted for employment services in the Outside the U.S. Segment. On April 26, 2021, a large win covering two regions to deliver the U.K. Restart programme was announced. In addition, there are new employment services programs in place in Saudi Arabia, Sweden, South Korea, and Italy.

Employment services programs typically experience startup losses in the early phase of operations which are expected to impact this segment's third and fourth quarters of fiscal 2021. The two-region win on the U.K. Restart programme is responsible for the largest share of the estimated startup losses which are more heavily weighted to the fourth quarter. The programs in startup are expected to exceed 10% operating income margin over the life of each contract, ranging from one to six years, given the performance-based nature and strong demand for employment services.

The Company expects the Outside the U.S. Segment to deliver an operating margin in the low single digits primarily as a result of the startup losses. The fourth quarter for this segment is expected to realize an operating loss due to the U.K. Restart programme.

Sales and Pipeline
Year-to-date signed contract awards at March 31, 2021, totaled $1.1 billion and contracts pending (awarded but unsigned) totaled $1.3 billion. These awards reflect total contract value. The previously-announced U.K. Restart award and recently-posted CDC Vaccination Hotline award were subsequent to March 31, 2021.
The sales pipeline at March 31, 2021, was $35.6 billion (comprised of approximately $6.9 billion in proposals pending, $1.6 billion in proposals in preparation, and $27.0 billion in opportunities tracking) and includes contributions from the Attain acquisition.

Mr. Caswell continued, "The ongoing value of partners like Maximus has been evidenced during the pandemic through our ability to maintain continuity of vital programs and to support new economic relief and public health initiatives. I am proud of our teams who continue to support these new initiatives which tend to have an extremely quick turnaround between the proposal, award, and delivery. Looking further down the road, our new work pipeline continues to be strong, representing about 67% of the total pipeline, with all three segments contributing good opportunities."

Balance Sheet and Cash Flows
Cash and cash equivalents at March 31, 2021, totaled $101.7 million. At March 31, 2021, there was $240 million of outstanding draws on the Company's $400 million corporate credit facility.

For the three months ended March 31, 2021, cash from operations totaled $181.6 million and free cash flow was $167.1 million. Days sales outstanding (DSO) were 70 days at March 31, 2021, including Attain on a pro-forma basis.

On April 9, 2021, our Board of Directors declared a quarterly cash dividend of $0.28 for each share of our common stock outstanding. The dividend is payable on May 28, 2021, to shareholders of record on May 14, 2021.

Increased Outlook
For the second consecutive quarter, Maximus is increasing revenue, earnings, and cash flow guidance for fiscal 2021 following recent awards, scope increases, and contract extensions related to COVID-19 response work. The Company anticipates fiscal 2021 revenue will range between $4.0 billion and $4.2 billion and diluted earnings per share will range between $4.20 and $4.40 per share including the impact of the two recently announced acquisitions.
For fiscal 2021, cash from operations is expected to range between $400 million and $450 million and free cash flow between $360 million and $410 million. The effective tax rate is expected to range between 26% and 27% and weighted average shares outstanding to range between 62.2 million and 62.3 million.
Revenue attributable to COVID-19 response work is anticipated to range between $800 million and $850 million for fiscal 2021. The COVID-19 response work is expected to diminish over time, resulting in a lower fourth quarter as compared to the third quarter. The fourth quarter is further impacted by the planned startup losses in the Outside the U.S. Segment. The VES acquisition is assumed to be slightly dilutive to the Company's fiscal 2021 diluted earnings per share.
The negative impacts from the temporary changes to some core programs as a result of the pandemic are expected to persist through the remainder of fiscal 2021. The Company assumes the Public Health Emergency (PHE) will continue past fiscal 2021 year-end.
Mr. Caswell added, "The impressive accomplishments achieved halfway through fiscal year 2021 are a testament to our long-term strategy and the dedication of our team. We continue to demonstrate our ability to quickly respond to evolving customer needs to combat the global health crisis, including new contracts supporting vaccination administration efforts, while continuing strong support for core program operations that themselves have adapted to changing government policy. We have had an exciting and busy second quarter with two acquisitions furthering all three pillars of our long-term strategic plan. Moreover, our recognition as an industry leader in the employment services market resulted in the U.K. Restart win among other startup programs in the Outside the U.S. Segment."
Conference Call and Webcast Information
Maximus will host a conference call this morning, May 6, 2021, at 9:00 a.m. (ET).

The call is open to the public and available by webcast or by phone at:
877.407.8289 (Domestic) / +1.201.689.8341 (International)

For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.

About Maximus
Since 1975, Maximus has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. Maximus delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability, and efficiency of government-sponsored programs. With approximately 34,000 employees worldwide, Maximus is a proud partner to government agencies in the United States, Australia, Canada, Italy, Saudi Arabia, Singapore, South Korea, Sweden, and the United Kingdom. For more information, visit maximus.com.

Non-GAAP Measures
This release refers to non-GAAP measures and other indicators, including organic growth, free cash flow, and days sales outstanding.

A description of these non-GAAP measures, the reasons why we use and present them, and details as to how they are calculated are included in our Annual Report on Form 10-K.

The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth, or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

Statements that are not historical facts, including statements about the Company’s confidence and strategies, and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand, or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties such as those related to the impact of the pandemic and our recently-completed and announced acquisitions including but not limited to:
•Completing the acquisition of VES Group, Inc. ("VES") within the timeframe anticipated or at all, difficulties in integrating VES and the Federal business of Attain, LLC (“Attain”) including realization of the expected benefits, and adverse effects on the business including the ability to meet obligations resulting from indebtedness required to complete the VES acquisition
•The ultimate duration of the pandemic
•The threat of further negative pandemic-related impacts
•Delays in our core programs returning to normal volumes and operations
•The potential impacts resulting from budget challenges with our government clients
•The possibility of delayed or missed payments by customers
•The potential for further supply chain disruptions impacting IT or safety equipment
•The impact of further legislation and government policies on the programs we operate

These risks could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2020, which was filed with the Securities and Exchange Commission (SEC) on November 19, 2020. A supplemental description of risk factors related to the Company's completed acquisition of the Federal business of Attain and proposed acquisition of VES are included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 to be filed shortly. The Company's SEC reports are accessible on maximus.com.

Maximus, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Revenue	$959,280	$818,135	$1,904,834	$1,636,364
Cost of revenue	728,622	665,037	1,468,121	1,307,816
Gross profit	230,658	153,098	436,713	328,548
Selling, general, and administrative expenses	112,402	106,853	224,369	194,080
Amortization of intangible assets	5,070	8,934	11,586	18,022
Operating income	113,186	37,311	200,758	116,446
Interest expense	756	465	962	949
Other (expense)/income, net	(520)	573	(1,295)	1,292
Income before income taxes	111,910	37,419	198,501	116,789
Provision for income taxes	31,296	9,769	53,810	30,405
Net income	$80,614	27,650	$144,691	$86,384
Basic earnings per share	$1.30	$0.43	$2.33	$1.34
Diluted earnings per share	$1.29	$0.43	$2.33	$1.34
Dividends paid per share	$0.28	$0.28	$0.56	$0.56
Weighted average shares outstanding:
Basic	62,026	63,934	62,022	64,264
Diluted	62,294	64,125	62,212	64,446

Maximus, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2021	September 30, 2020
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$101,683	$71,737
Accounts receivable — billed and billable, net of allowance of $6,821 and $6,051	582,474	622,871
Accounts receivable — unbilled	177,938	163,332
Income taxes receivable	1,685	2,075
Prepaid expenses and other current assets	68,357	72,543
Total current assets	932,137	932,558
Property and equipment, net	62,087	66,721
Capitalized software, net	45,351	38,033
Operating lease right-of-use assets	176,826	177,159
Goodwill	899,796	593,129
Intangible assets, net	240,463	145,893
Deferred contract costs, net	30,309	20,891
Deferred compensation plan assets	43,747	36,819
Deferred income taxes	222	1,915
Other assets	10,457	11,584
Total assets	$2,441,395	$2,024,702
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$278,629	$253,338
Accrued compensation and benefits	124,279	137,101
Deferred revenue	61,475	51,655
Income taxes payable	8,051	5,377
Current portion of long-term debt and other borrowings	16,551	10,878
Operating lease liabilities	79,430	80,748
Other current liabilities	25,309	22,071
Total current liabilities	593,724	561,168
Deferred revenue, less current portion	32,926	27,311
Deferred income taxes	31,044	24,737
Long-term debt, less current portion	250,601	18,017
Deferred compensation plan liabilities, less current portion	44,076	38,654
Operating lease liabilities, less current portion	110,124	104,011
Other liabilities	8,995	8,985
Total liabilities	1,071,490	782,883
Shareholders’ equity:
Common stock, no par value; 100,000 shares authorized; 61,472 and 61,504 shares issued and outstanding at March 31, 2021, and September 30, 2020, respectively	528,205	513,959
Accumulated other comprehensive loss	(34,945)	(42,638)
Retained earnings	876,645	770,498
Total shareholders' equity	1,369,905	1,241,819
Total liabilities and shareholders' equity	$2,441,395	$2,024,702

Maximus, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Cash flows from operations:
Net income	$80,614	$27,650	$144,691	$86,384
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property and equipment and capitalized software	11,018	15,900	22,835	31,218
Amortization of intangible assets	5,070	8,934	11,586	18,022
Deferred income taxes	6,653	2,616	7,951	3,038
Stock compensation expense	7,417	6,403	13,479	11,800
Change in assets and liabilities, net of effects of business combinations
Accounts receivable — billed and billable	119,440	(21,854)	83,711	(52,870)
Accounts receivable — unbilled	(57,032)	276	(13,494)	2,289
Prepaid expenses and other current assets	3,181	199	8,074	4,262
Deferred contract costs	(8,979)	(1,345)	(9,184)	(497)
Accounts payable and accrued liabilities	1,196	19,919	12,395	22,322
Accrued compensation and benefits	18,921	(3,003)	(16,761)	3,839
Deferred revenue	7,539	6,645	13,296	5,300
Income taxes	(13,717)	(41,690)	3,230	(27,706)
Operating lease right-of-use assets and liabilities	4,513	1,788	(414)	166
Other assets and liabilities	(4,251)	(433)	(1,697)	1,705
Cash flows from operations	181,583	22,005	279,698	109,272
Cash flows from investing activities:
Purchases of property and equipment and capitalized software costs	(14,490)	(8,635)	(23,584)	(19,122)
Acquisitions of businesses, net of cash acquired	(413,781)	(2,551)	(413,940)	(2,551)
Other	—	73	—	98
Cash used in investing activities	(428,271)	(11,113)	(437,524)	(21,575)
Cash flows from financing activities:
Cash dividends paid to Maximus shareholders	(17,207)	(17,900)	(34,414)	(35,813)
Purchases of Maximus common stock	—	(165,061)	(3,363)	(166,959)
Tax withholding related to RSU vesting	—	—	(9,818)	(10,614)
Borrowings of debt	352,310	258,296	500,162	341,715
Repayment of debt	(117,650)	(104,955)	(263,838)	(191,256)
Other	1	(159)	(2,762)	(652)
Cash provided by/(used in) financing activities	217,454	(29,779)	185,967	(63,579)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(619)	(3,320)	3,263	(1,868)
Net increase in cash, cash equivalents, and restricted cash	(29,853)	(22,207)	31,404	22,250
Cash, cash equivalents, and restricted cash, beginning of period	149,818	160,949	88,561	116,492
Cash, cash equivalents, and restricted cash, end of period	$119,965	$138,742	$119,965	$138,742

Maximus, Inc.
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,				Six Months Ended March 31,
	2021	% (1)	2020	% (1)	2021	% (1)	2020	% (1)
Revenue:
U.S. Services	$448,215		$308,698		$833,149		$620,979
U.S. Federal Services	330,136		393,391		735,381		759,962
Outside the U.S.	180,929		116,046		336,304		255,423
Total	$959,280		$818,135		$1,904,834		$1,636,364

Gross Profit:
U.S. Services	$119,440	26.6%	$85,454	27.7%	$218,442	26.2%	$175,044	28.2%
U.S. Federal Services	74,133	22.5%	76,958	19.6%	156,629	21.3%	147,779	19.4%
Outside the U.S.	37,085	20.5%	(9,314)	(8.0)%	61,642	18.3%	5,725	2.2%
Total	$230,658	24.0%	$153,098	18.7%	$436,713	22.9%	$328,548	20.1%

Selling, general, and administrative expense:
U.S. Services	$36,593	8.2%	$39,239	12.7%	$74,049	8.9%	$70,637	11.4%
U.S. Federal Services	50,978	15.4%	46,726	11.9%	103,230	14.0%	85,965	11.3%
Outside the U.S.	22,013	12.2%	17,404	15.0%	42,045	12.5%	33,457	13.1%
Other (2)	2,818	NM	3,484	NM	5,045	NM	4,021	NM
Total	$112,402	11.7%	$106,853	13.1%	$224,369	11.8%	$194,080	11.9%

Operating income:
U.S. Services	$82,847	18.5%	$46,215	15.0%	$144,393	17.3%	$104,407	16.8%
U.S. Federal Services	23,155	7.0%	30,232	7.7%	53,399	7.3%	61,814	8.1%
Outside the U.S.	15,072	8.3%	(26,718)	(23.0)%	19,597	5.8%	(27,732)	(10.9)%
Amortization of intangible assets	(5,070)	NM	(8,934)	NM	(11,586)	NM	(18,022)	NM
Other (2)	(2,818)	NM	(3,484)	NM	(5,045)	NM	(4,021)	NM
Total	$113,186	11.8%	$37,311	4.6%	$200,758	10.5%	$116,446	7.1%

(1)    Percentage of respective segment revenue. Percentages not considered meaningful are marked “NM.”

(2)    Other selling, general, and administrative expenses includes credits and costs that are not allocated to a particular segment. This includes expenses incurred as part of our acquisitions, as well as potential acquisitions which have not been or may not be completed. Our results for the three and six months ended March 31, 2021, included $2.5 million and $4.3 million, respectively, of expenses relating to the acquisitions of Attain, LLC, and VES Group, Inc., as well as the benefit of a reversal of acquisition-related contingent consideration.

Maximus, Inc.
FREE CASH FLOW
(Non-GAAP measure)
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Cash flows from operations	$181,583	$22,005	$279,698	$109,272
Purchases of property and equipment and capitalized software costs	(14,490)	(8,635)	(23,584)	(19,122)
Free cash flow	$167,093	$13,370	$256,114	$90,150

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